EXHIBIT 99.1
Advanced Viral Research (ADVR) Names Abbott Veteran Angelo S. Botter to its Board of Directors
5/31/2006 9:00:00 AM EST
BIOWIRE
Advanced Viral Research Corp. (OTC Bulletin Board: ADVR) a bio-pharmaceutical company, announced today that its Board of Directors has voted and appointed Angelo S. Botter to the Board of Directors. Mr. Botter brings a wealth of pharmaceutical experience to Advanced Viral. Mr. Botter has held senior executive positions at several large multi-national pharmaceutical corporations during his impressive career. Most notably, Mr. Botter held an executive position for twenty-one years at Abbott Labs. Mr. Botter and his team helped facilitate the launch of all new Abbott products in HIV, anti-infective, gastroenterology, cancer therapy, immunology and cardiovascular fields. He was integral in concluding several in-marketing and co-licensing deals with other pharmaceutical companies.
“We are delighted that Mr. Botter has joined our board,” says Stephen Elliston, President and CEO of Advanced Viral Research. “Angelo’s commercial experience is well recognized within the pharmaceutical industry. We feel his expertise, in-depth knowledge and relationships will bring tremendous value to ADVR,” added Elliston.
“I look forward to serving as a board member of Advanced Viral Research,” says Mr. Botter. “Advanced Viral has tremendous potential and I am excited to assist the Board of Directors in making strategic business decisions that will benefit both the organization and its shareholders,” added Botter.
Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases. ADVR’s lead product, AVR118 (formerly known as Product R), represents a complex mixture of peptides, amino acids, nucleosides, nucleotides and nucleic acid bases that possesses, among other things, immunomodulatory activity. We believe it may be employed in the treatment of diseases and conditions such as: Various conditions associated with cancer; cachexia, or body wasting, in patients with acquired immune deficiency syndrome (AIDS), cancer, human immunodeficiency virus, or HIV, including AIDS as a combination therapy; type 2 diabetes; human papilloma virus, or HPV; and rheumatoid arthritis. ADVR is in clinical trials for treatment of cachexia (body wasting) in patients with AIDS.
Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 (Product R) is not approved by the U.S. Food and Drug Administration or any comparable Agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company or that if completed, clinical trials performed outside the United States will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
For further information regarding Advanced Viral Research Corp., please visit our website at http://www.adviral.com.
CONTACT: Equity Relations, Inc. Richard Brown, 617-314-7379 staff@equityrelations.com